Exhibit 23.3
W. D. Von Gonten & Co.
Petroleum Engineering
10496 Old Kay Road, Suite 200
Houston, Texas 77043

CONSENT OF W.D. VON GONTEN & CO.

As independent oil and gas consultants, W.D. Von Gonten & Co. hereby consents to the use of our name and the incorporation by reference in the Form S-3 of Evolution Petroleum Corporation to be filed on or about May 12, 2016, and as referenced in the Annual Report on Form 10-K for the year ended June 30, 2015 of Evolution Petroleum Corporation, filed on September 11, 2015, of information from our reserves report with respect to the reserves of Evolution Petroleum Corporation "as of July 1, 2005 through July 1, 2013." We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Yours truly,

/s/William D. Von Gonten, Jr.

William D. Von Gonten, Jr.
President
TX#73244

May 12, 2016